Exhibit 99.1

Gulfport Energy Reports Third Quarter 2021 Financial and Operating Results and Announces Updated Guidance and Stock Repurchase Program

OKLAHOMA CITY (November 2, 2021) Gulfport Energy Corporation (NYSE: GPOR) (“Gulfport” or the “Company”) today reported financial and operating results for the three months and nine months ended September 30, 2021 and provided an updated 2021 development plan and financial guidance.

Highlights(1)

●	Amended credit facility increasing liquidity by more than $160 million
●	Authorized stock repurchase program to acquire up to $100 million of outstanding common stock(2)
●	Completed six-well Angelo pad in the Utica during the third quarter and subsequently brought online at a combined gross production rate of 250 MMcfe per day
●	Reported $126.3 million of Net Cash Provided by Operating Activities
●	Delivered $69.7 million of Free Cash Flow (non-GAAP measure)
●	Reduced 2021 full year Recurring Cash General and Administrative Expense (non-GAAP measure) guidance to total $42 to $44 million, a $3 million decrease from the previous midpoint
●	Increased expected 2021 full year Free Cash Flow (non-GAAP measure) guidance to $345 million to $365 million, a $55 million increase from previous midpoint

“Gulfport delivered strong third quarter 2021 results, driven by reservoir outperformance and operational execution. In addition, the six-well Angelo pad was completed and subsequently brought online ahead of expectations. The efficiencies realized across the enterprise to date have enabled us to improve our 2021 guidance, narrowing the outlook for full year net production and reducing our forecasted G&A expense to the expected 2022 run rate. These improvements, coupled with the recent strength in commodities, resulted in another quarter of free cash flow generation and positions the Company to deliver significant free cash flow going forward,” commented Tim Cutt, CEO of Gulfport.

“We recently amended the Company’s credit facility, increasing our liquidity by more than $160 million. The amendment provides the financial flexibility to execute our ongoing business plan and accelerates our ability to begin returning capital to shareholders, as demonstrated with today’s announcement of the stock repurchase program.”

A company presentation to accompany the Gulfport earnings conference call can be accessed by clicking here (https://ir.gulfportenergy.com/).

(1)	2021 full year outlook reflects the combination of Successor and Predecessor company results, unless otherwise noted. The Company refers to the post-emergence reorganized company as the Successor for periods subsequent to May 18, 2021, and to the pre-emergence company as the Predecessor for periods on or prior to May 17, 2021.

(2)	Subject to available liquidity, market conditions and restrictions under the credit facility.

Stock Repurchase Program

Gulfport announced today that its board of directors has approved a stock repurchase program to acquire up to $100 million of its outstanding common stock. Purchases under the repurchase program may be made from time to time in open market or privately negotiated transactions, and will be subject to available liquidity, market conditions, credit agreement restrictions, applicable legal requirements, contractual obligations and other factors. The repurchase program does not require the Company to acquire any specific number of shares. The Company intends to purchase shares under the repurchase program opportunistically with available funds while maintaining sufficient liquidity to fund its capital development program. This repurchase program is authorized to extend through December 31, 2022 and may be suspended from time to time, modified, extended or discontinued by the board of directors at any time.

Operational Update

For the third quarter of 2021, the Company spud two gross operated wells in the Utica with a planned average lateral length of approximately 15,920 feet and two gross operated wells in the SCOOP with a planned average lateral length of approximately 9,880 feet. In addition, Gulfport turned-to-sales two gross operated wells in the Utica with an average lateral length of approximately 13,700 feet.

Gulfport’s net daily production for the third quarter of 2021 averaged 973.3 MMcfe per day, primarily consisting of 699.0 MMcfe per day in the Utica and 273.8 MMcfe per day in the SCOOP. For the third quarter of 2021, Gulfport’s net daily production mix was comprised of approximately 89% natural gas, 8% natural gas liquids (“NGL”) and 3% oil.

Subsequent to the third quarter of 2021, Gulfport agreed to monetize certain overriding royalty interests associated with assets held in the Bakken to a third party for approximately $3.8 million in cash. Net production from the assets averaged approximately 50 Boe per day, comprised of approximately 92% oil. The effective date of the transaction is August 1, 2021 and the transaction is expected to close in the fourth quarter of 2021.

	Successor	Predecessor
	Three Months Ended September 30, 2021	Three Months Ended September 30, 2020
Production
Natural gas (Mcf/day)	866,446	902,660
Oil and condensate (Bbl/day)	5,371	4,840
NGL (Bbl/day)	12,434	10,047
Total (Mcfe/day)	973,281	991,983
Average Prices
Natural Gas:
Average price without the impact of derivatives ($/Mcf)	$3.78	$1.87
Impact from settled derivatives ($/Mcf)	(1.04)	0.38
Average price, including settled derivatives ($/Mcf)	$2.74	$2.25
Oil:
Average price without the impact of derivatives ($/Bbl)	$67.37	$35.96
Impact from settled derivatives ($/Bbl)	(8.77)	(3.38)
Average price, including settled derivatives ($/Bbl)	$58.60	$32.58
NGL:
Average price without the impact of derivatives ($/Bbl)	$39.47	$20.37
Impact from settled derivatives ($/Bbl)	(5.23)	—
Average price, including settled derivatives ($/Bbl)	$34.24	$20.37
Total:
Average price without the impact of derivatives ($/Mcfe)	$4.24	$2.08
Impact from settled derivatives ($/Mcfe)	(1.04)	0.33
Average price, including settled derivatives ($/Mcfe)	$3.20	$2.41
Selected operating metrics
Lease operating expenses ($/Mcfe)	$0.15	$0.15
Taxes other than income ($/Mcfe)	$0.13	$0.07
Transportation, gathering, processing and compression expense ($/Mcfe)	$0.94	$1.21
Recurring cash general and administrative expenses ($ millions) (non-GAAP)	$0.11	$0.14
Interest expenses ($/Mcfe)	$0.18	$0.38

Capital Investment

Capital investment was $80.9 million (on an incurred basis) for the third quarter of 2021, of which $77.8 million related to drilling and completion (“D&C”) activity and $3.1 million related to leasehold and land investment.

For the nine-month period ended September 30, 2021, capital investment was $221.5 million (on an incurred basis), of which $214.0 million related to D&C activity and $7.5 million to leasehold and land investment.

Amended and Restated Credit Facility

On October 14, 2021, Gulfport announced that it has entered into the Third Amended and Restated Credit Agreement (“Amendment”), which amends and refinances the Company’s Credit Agreement, dated as of May 17, 2021 (“Exit Facility”). The Amendment provides for, among other things, an increase in aggregate elected lender commitments from $580 million to $700 million, the repayment of the term loan under the Exit Facility, the elimination of the $40 million availability blocker and a maturity date extension to October 2025 from May 2024.

Financial Position and Liquidity

As of September 30, 2021, Gulfport had approximately $4.5 million of cash and cash equivalents, $200.6 million of borrowings under its Exit Facility, $115.5 million of letters of credit outstanding and $550 million of outstanding 2026 senior notes.

Pro forma for the Amendment, Gulfport’s liquidity at September 30, 2021, totaled approximately $388 million, comprised of the $4.5 million of cash and cash equivalents and approximately $384 million of available borrowing capacity under its new revolving credit facility.

On September 30, 2021, the company paid dividends on its Preferred Stock, which included 2,065 shares of New Preferred Stock paid in kind and approximately $30,000 of cash in lieu of fractional shares.

2021 Guidance Update

Driven by reservoir outperformance and operational execution in the Utica coming in ahead of expectations, Gulfport has narrowed its 2021 full year net production guidance range to average 980 MMcfe to 1,000 MMcfe per day.

Gulfport increased guidance for its expected realized natural gas liquids price, before hedges, as a percent of WTI to 55% to 60% from a range of 45% to 50% previously. The increase was driven by strong realizations reported during the nine-month period ended September 30, 2021 and expectations for continued strong fundamentals to result in higher prices during the fourth quarter of 2021.

Recurring cash general and administrative expense (“G&A”) (non-GAAP measure) guidance was reduced to total $42 million to $44 million for full year 2021, a decrease of $3 million from the previous midpoint, reflecting the Company’s continued focus on reducing costs to target top-quartile G&A and in line with its expected 2022 run rate.

As a result of all the previously mentioned updates combined with a significant increase in commodity prices, Gulfport has increased its forecasted free cash flow (non-GAAP measure) guidance for 2021 to $345 to $365 million.

	Year Ending
	12/31/21
	Low	High
Production
Average Daily Gas Equivalent (MMcfepd)	980	1,000
% Gas	~90%

Realizations (before hedges)
Natural Gas (Differential to NYMEX Settled Price) ($/Mcf)	$(0.10)	$(0.20)
NGL (% of WTI)	55%	60%
Oil (Differential to NYMEX WTI) ($/Bbl)	$(3.00)	$(4.00)

Operating Costs
Lease operating expense ($/Mcfe)	$0.13	$0.15
Taxes other than income ($/Mcfe)	$0.11	$0.13
Transportation, gathering, processing and compression(1) ($/Mcfe)	$0.92	$0.96
Recurring cash general and administrative(2,3) (in millions)	$42	$44
(1) Assumes rejection of Rover firm transportation agreement.
(2) Recurring cash G&A includes capitalization. It excludes non-cash stock compensation and expenses related to certain legal and restructuring charges.

	Total
Capital Expenditures (incurred)	(in millions)
D&C	$270	$290
Leasehold and Land	$20
Total	$290	$310

Free Cash Flow(3)	$345	$365

(3)	This is a non-GAAP measure. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at www.gulfportenergy.com.

Derivatives

Gulfport hedges portions of its expected future production volumes to mitigate the Company’s exposure to commodity price fluctuations. For details, please refer to the “Derivatives” section provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

Third Quarter 2021 Conference Call

Gulfport will host a teleconference and webcast to discuss its third quarter of 2021 results beginning at 9:00 a.m. ET (8:00 a.m. CT) on Wednesday, November 3, 2021.

The conference call can be heard live through a link on the Gulfport website, www.gulfportenergy.com. In addition, you may participate in the conference call by dialing 866-373-3408 domestically or 412-902-1039 internationally. A replay of the conference call will be available on the Gulfport website and a telephone audio replay will be available from November 4, 2021 to November 18, 2021, by calling 877-660-6853 domestically or 201-612-7415 internationally and then entering the replay passcode 13724300.

Financial Statements and Guidance Documents

Third quarter of 2021 earnings results and supplemental information regarding quarterly data such as production volumes, pricing, financial statements, and non-GAAP reconciliations are available on our website at ir.gulfportenergy.com.

Non-GAAP Disclosures

This news release includes non-GAAP financial measures. Such non-GAAP measures should be not considered as an alternative to GAAP measures. Reconciliations of these non-GAAP measures and other disclosures are provided with the supplemental financial tables available on our website at ir.gulfportenergy.com.

About Gulfport

Gulfport is an independent natural gas-weighted exploration and production company focused on the exploration, acquisition and production of natural gas, crude oil and NGL in the United States with primary focus in the Appalachia and Anadarko basins. Our principal properties are located in Eastern Ohio targeting the Utica formation and in central Oklahoma targeting the SCOOP Woodford and SCOOP Springer formations.

Forward Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding Gulfport’s current expectations, management’s outlook guidance or forecasts of future events, projected cash flow and liquidity, share repurchases, its ability to enhance cash flow and financial flexibility, future production and commodity mix, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, the rejection of certain midstream contracts and the assumptions on which such statements are based. Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2020 and any updates to those factors set forth in Gulfport’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at https://www.ir.gulfportenergy.com/all-sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investors should note that Gulfport announces financial information in SEC filings, press releases and public conference calls.  Gulfport may use the Investors section of its website (www.gulfportenergy.com) to communicate with investors.  It is possible that the financial and other information posted there could be deemed to be material information.  The information on Gulfport’s website is not part of this filing.

Investor Contact:

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550

Thomas Renouard - Senior Analyst, Investor Relations

trenouard@gulfportenergy.com

405-252-4550

Media Contact

Reevemark

Hugh Burns / Paul Caminiti / Nicholas Leasure

212-433-4600